Exhibit 99.5

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
DAVID L. PRICE, on Behalf of Himself	)	C.A. No.: -
and All Others Similarly Situated,	)
)
Plaintiff,	)
)
v.	)
)
PLX TECHNOLOGY, INC., MICHAEL J.	)
SALAMEH, MARTIN COLUMBATTO,	)
STEPHEN DOMENIK, JOHN H. HART,	)
DAVID K. RAUN, RALPH SCHMITT,	)
ERIC SINGER, PATRICK VERDERICO,	)
AVAGO TECHNOLOGIES WIRELESS	)
(U.S.A.) MANUFACTURING INC., and	)
PLUTO MERGER SUB, INC.,	)
)
Defendants.	)
)

VERIFIED CLASS ACTION COMPLAINT

Plaintiff David L. Price (“Plaintiff”), by his attorneys, brings the following Verified Class Action Complaint (“Complaint”) on his own behalf and on behalf all stockholders of PLX Technology, Inc. (“PLX” or the “Company”) (the “Class”), other than Defendants (as defined below) and their affiliates, against PLX, PLX’s board of directors (the “Board” or the “Individual Defendants”), Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Avago”) and its wholly owned subsidiary Pluto Merger Sub, Inc. (“Merger Sub”) (collectively, PLX, the Individual Defendants, Avago, and Merger Sub, are the “Defendants”) for breaching their fiduciary duties and/or aiding and abetting those breaches of fiduciary duty in connection with Avago’s offer (the

“Tender Offer” or “Offer”) to acquire all of the Company’s outstanding shares of stock.  The allegations in this Complaint are based upon Plaintiff’s personal knowledge as to himself, and upon information and belief and investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.                                      This action arises out of the Agreement and Plan of Merger (the “Merger Agreement”) between the Company and Avago pursuant to which Avago has agreed to acquire all the outstanding shares of the Company through the Offer.  According to the Merger Agreement, Merger Sub will commence an Offer within 10 business days to acquire all the outstanding shares of the Company pursuant to Delaware General Corporation Law Sections 253 and 251(h).

2.                                      PLX designs, develops, manufactures and sells integrated circuits that perform critical system connectivity functions.  The Company provides a range of connectivity bridges that allow various systems to communicate with each other and offers a full complement of semiconductor devices, software development kits, hardware design kits, software drivers, and firmware solutions.

3.                                      On June 23, 2014, the Company and Avago issued a joint press release announcing that they had entered into the Merger Agreement.  Pursuant to the terms in the Merger Agreement, Avago, will commence the Offer to purchase any and all of the outstanding shares of the Company’s common stock for a total transaction value of $309 million or $6.50 per share in cash (the “Proposed Transaction”).  The Proposed

Transaction is expected to close in the fourth quarter of Avago’s fiscal year ending on November 3, 2014.

4.                                      The value offered to PLX’s public stockholders contemplated in the Proposed Transaction is unfair for numerous reasons.  Since April 2009, when the Company initiated its initial public offering (“IPO”) at $9.00 per share, the Company’s stock price has declined following mismanagement and botched strategic acquisitions by the Company’s management and Board.  Based on the $6.50 per share consideration, investors who purchased stock in the initial public offering could lose $2.50 or 38.5% of their initial investment if the Offer closes on the proposed terms.  The proposed consideration, which falls well-below Craig-Hallum Capital Group LLC’s and ROTH Capital Partners, LLC’s price indications of $8.00 per share, strongly suggests that the Board failed institute a process designed to maximize stockholder value.

5.                                      The Board further breached its fiduciary duties to the Company’s stockholders by agreeing to several unfair deal protection terms meant to discourage competing bids, including a no-solicitation provision, unlimited matching rights, and a large $10.9 million termination fee.

6.                                      As set forth in more detail below, Plaintiff seeks to enjoin Defendants from taking steps to consummate the Proposed Transaction or, in the event the Proposed Transaction closes, to recover damages in favor of Plaintiff and all other stockholders of the Company resulting from the Individual Defendants’ violations of their fiduciary duties.

THE PARTIES

7.                                      Plaintiff is and was, at all times relevant hereto, a holder of PLX common stock.

8.                                      Defendant PLX is a Delaware corporation with its principal executive offices located at 870 W. Maude Avenue, Sunnyvale, California 94085.  PLX designs, develops, manufactures, and sells integrated circuits that perform critical system connectivity functions.  The Company’s common stock trades on the NASDAQ Stock Exchange under the ticker symbol “PLXT”.

9.                                      Defendant Michael J. Salameh (“Salameh”) is the Company’s co-founder and Chief Executive Officer (“CEO”), and has been a member of the Board since May 1986.  Salameh retired from his position as CEO in November 2008 and became Chairman of the Board in January 2014.

10.                               Defendant Martin Colombatto (“Colombatto”) has been a member of the Board since December 2013.  Colombatto participated in a 2012 insurgency campaign orchestrated by Balch Hill Capital, LLC (“Balch Capital”) that caused the Company to enter into a proposed transaction with Integrated Device Technology, Inc. (“IDTI”).  Colombatto became a Board member in December 2013 after Potomac Capital Partners III, L.P. won a proxy fight against the Company’s directors.

11.                               Defendant Stephen Domenik (“Domenik”) has been a member of the Board since December 2013.  Domenik, in addition to his role as a Board member, serves as General Partner with Sevin Rosen Funds, a venture capital firm.  Domenik was also named to the Board in December of 2013 after Potomac Capital Partners III, L.P.  was successful in the proxy fight against the Company’s directors.

12.                               Defendant John H. Hart has been a member of the Board since April 1999.

13.                               Defendant David K. Raun (“Raun”) has been a member of the Board since December 2012.  Raun became the President and CEO in December 2012, after the Company failed to secure regulatory approval from the Federal Trade Commission for its proposed transaction with IDTI.

14.                               Defendant Ralph Schmitt (“Schmitt”) has been a member of the Board since November 2008.  Schmitt has also served as the Company’s President and CEO from November 2008 through October 2012.

15.                               Defendant Eric Singer (“Singer”) has been a member of the Board since December 2013.  Singer is also a co-managing member of Potomac Capital Management III, LLC (“Potomac Capital LLC”) and, since March 2012, general partner of Potomac Capital Partners III, LP (collectively with Potomac Capital LLC, “Potomac Capital”).  Singer is largely credited with causing the Company to commence an immediate sale of the Company.

16.                               Defendant Patrick Verderico (“Verderico”) has been a member of the Board since November 2004.

17.                               Defendant Avago is a wholly-owned subsidiary of Avago Technologies Limited, a Singapore corporation with principal executive offices located at 1 Yishun Avenue, 7 Singapore 768923.  Avago is a leading designer, developer, and global supplier of analog, digital, mixed signal, and optoelectronics components and subsystems and specializes in III-V compound semiconductor design and processing.  Avago’s common stock trades on the NASDAQ Stock Exchange under the ticker symbol “AVGO”.

18.                               Defendant Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Avago.  Upon information and belief, Merger Sub was created for the sole purpose of closing the Proposed Transaction and has not engaged in any other business activities prior to the announcement of the Proposed Transaction.

SUBSTANTIVE ALLEGATIONS

A.                                    Background of the Company

19.                               PLX is a Delaware corporation established in 1986 with substantial business operations in California.  PLX designs, develops, manufactures and sells integrated circuits that perform critical system connectivity functions.  The Company markets its products to customers that sell electronic systems in the enterprise, consumer, server, storage, communications, personal computer (“PC”), peripheral and embedded markets.  The Company also offers connectivity bridges that allow various systems to communicate with each other and enable customer field-programmable gate arrays (“FPGAs”) and application-specific integrated circuits (“ASICs’) with non-standard interfaces to connect to the mainstream interconnects.  In addition, the Company manufactures and sells semiconductor devices, software development kits, hardware design kits, software drivers, and firmware solutions.

20.                               PLX initiated its IPO in April 1999 at $9.00 per share.  For more than a decade, the Company has sustained losses as a result of botched strategic acquisitions by the Company’s executive management and Board.  For example, in or around 2009, the Company acquired Oxford Semiconductor, Inc. (“Oxford”) by issuing approximately 9 million shares or 32% of the Company’s outstanding stock, valued at approximately $16.4 million.  In 2012, the Company sold the bulk of Oxford’s assets for $2.2 million, which resulted in a loss of $14.2 million dollars for the Company and its stockholders.  Similarly, in 2010, the Company acquired Teranetics, Inc. for cash and stock valued at over $54 million, but sold the company less than two years later for only $12 million.

21.                               As a result of these botched acquisitions and other ill-advised Board initiatives, the Company failed to achieve its maximum potential as a standalone company.  Indeed, the Company faced serious challenges in the past, including a transaction with IDTI that was never consummated because the Company failed to secure regulatory approval from the Federal Trade Commission for the deal.

22.                               When Raun assumed leadership as the Company’s President and CEO, however, he created a new vision for the Company, placing it on strong financial footing by divesting non-core businesses and exposing the Company’s products to new and expanded markets.

23.                               The Company has not only benefitted from Raun’s leadership, but also from the increased appetite for cloud-based computing within the past two years.  Because cloud-based computing offers a less expensive and relatively reliable alternative to traditional land storage systems, the Company’s opportunities for expansion in the switch and bridge business have increased.  Data centers that use cloud-based computing are aggressively pursuing open architectures for all types of off-the-shelf equipment and software.

24.                               As a result of this trend, the Company has established itself as a market leader in PCI Express switches and bridges.

25.                               While the Company has proven capable of weathering tough times and recently providing increasing returns to its stockholders, the Board has acquiesced to the demands of the Company’s single, largest investor to sell the Company.

B.                                    Stockholder Activism Causes The Company To Sell To IDTI

26.                               In addition to the Company’s financial challenges, the Company’s Board has faced a series of challenges from activist investors during the past several years.  Faced with the decision to fight the activist investors and adopt a strategic vision to maximize stockholder value or sell the Company for the benefit of only the activist investor, the Board has chosen the latter.

27.                               On March 7, 2012, Balch initiated a joint filing and solicitation agreement (the “Solicitation Agreement”) challenging the Company’s sitting Board and expressing its desire to nominate a series of alternative members of the Board with the sole purpose of effecting a sale of the Company.  Following this announcement, Balch wrote the following letter to the Board:

Dear Members of the Board,

Balch Hill Partners, L.P. currently owns 4,312,870 shares of PLX Technologies, Inc. (“PLX” or the “Company”), constituting approximately 9.7% of the outstanding common stock of PLX.  As one of the largest stockholders of the Company, we are deeply troubled by the Company’s disappointing operating performance and loss of stockholder value.  We believe that the Board’s ill-advised and poorly executed acquisition strategy is directly responsible for destroying stockholder value and believe that urgent change is needed at the Board level.

Instead of focusing the Company’s resources on its one valuable business, the Company’s PCI Express business, the Board has undertaken a series of acquisitions which have not only had a dilutive effect for stockholders but have also caused a significant decline in the Company’s share price and substantially weakened the Company’s financial performance.

In January 2009, PLX acquired Oxford Semiconductor, Inc. by issuing 9 million shares or approximately 32% of the Company’s then outstanding common stock.  If valued today, the consideration to acquire Oxford would be in excess of $30 million.  Yet, PLX recently sold its UK design team and certain other assets, comprising what we believe to be the bulk of what was originally acquired from Oxford Semiconductor, for $2.2 million.

In October 2010, PLX acquired Teranetics, Inc. PLX paid a total consideration of $54 million comprised of cash, stock, and assumed debt for this 10 Gigabit Ethernet business with negligible revenues.  This was at a time when PLX’s entire market capitalization was approximately $134 million immediately prior to the acquisition.  Today, the 10 Gigabit Ethernet business is underperforming and consumes essentially all of PLX’s profits and cash flow.

Together, these two acquisitions have led to major equity dilution, increasing the Company’s share count from approximately 28 million to over 44 million shares, an increase of approximately 57%. We estimate these acquisitions also consumed well in excess of $40 million in cash consideration, acquisition of debt, and operating losses.

PLX’s search for acquisition targets has also been a clear distraction to management, as has been the integration process following any such acquisitions.  This Board should immediately cease all potential acquisition activities.  We believe the Company must instead focus on improving PLX’s truly valuable business, the Company’s PCI Express business.

We believe immediate change at the Board level is necessary to end the erosion of stockholder value and to realize full value for the Company’s core assets.  We believe a reconstituted Board focused on reviewing all strategic options for the Company, including a sale of the Company is the best option for creating value for all stockholders of the Company.

Accordingly, Balch Hill Partners has nominated a slate of nominees for election to the Board at the Company’s 2012 Annual Meeting of Stockholders.  We believe our nominees have the broad range of relevant expertise and experience necessary to address the challenges currently facing the Company and to evaluate all strategic alternatives to improve stockholder value.  However, we believe it is in the best interests of stockholders to avoid the disruption and expense of a protracted proxy fight.  Therefore, we urge the Board to continue discussions with us regarding the composition of the Board in hopes of ultimately reaching a mutually agreeable resolution that will serve the best interests of all stockholders. (emphasis added)

28.                               Less than one month later, on April 30, 2012, the Board announced that it found a buyer and agreed to sell the Company to IDTI in a cash and stock transaction valued at $7.00 per share.  The proposed transaction would have closed, but for the Federal Trade Commission’s (“FTC”) announcement on December 12, 2012 that the FTC planned to bring an administrative complaint challenging IDTI’s proposed acquisition of the Company.(1)  Thereafter, on December 19, 2012, the Company and IDTI jointly announced that they had agreed to mutually terminate the merger transaction.

C.                                    After the Botched Takeover, Raun is Appointed President and CEO of the Company

29.                               On December 21, 2012, the Board formally announced the selection and appointment of Raun to serve as the Company’s next President and CEO and serve on the Board.  Since Raun’s appointment, the Company has adopted a strategic plan to divest the Company of all non-core businesses and focus on the Company’s truly valuable PCI Express business.

D.                                    Potomac Capital Management II, LLC Joins The Fight To Sell the Company

30.                               Raun’s campaign to launch a Company turnaround was soon thwarted.  On January 25, 2013, Potomac Capital announced that it had acquired 3.1% or 1,381,957 shares of the Company’s outstanding common stock.  Potomac Capital typically

(1)                             See Form 8-K filed by the Company with the SEC on December 19, 2012.

acquires large positions in companies and then leverages its position as a large stockholder to effect an immediate sale.  For example, in 2013, Potomac Capital and Balch, acting together, caused sTec, Inc. and its board of directors to sell sTec, which ultimately with sTec announcing a merger with Western Digital Corporation one week before the annual stockholder meeting was to have taken place.  Similarly, after significant pressure from Potomac Capital, Mesmic Inc. (“Mesmic”) announced on April 23, 2013 that it had agreed to be acquired by IDG-Accel China Capital II, L.P.  rather than engage in a proxy contest at Mesmic’s annual stockholder meeting.

31.                               On January 25, 2013, the very same day Potomac Capital announced that it acquired 3% of the Company’s stock, Potomac Capital wrote a letter to the Board clearly outlining its plan to sell the Company.  The letter states, in relevant part:

Dear Members of the Board,

Potomac Capital Management II, LLC, together with its affiliates (“Potomac”), is a significant shareholder of PLX Technology, Inc. (“PLX” or the “Company”).  We have carefully studied and analyzed PLX’s business, history and prospects.  We invested in the Company because we believe the stock represents compelling value.  However, for that value to be realized, PLX must pursue a strategic direction that maximizes value for shareholders.  We believe that in the current context, in order to maximize value the Board of Directors (the “Board”) and management must immediately commence a process of a thorough review of all strategic alternatives available to the Company and we do not believe that PLX should remain an independent public company.

We believe that shareholder value can best be created by capitalizing on the historic interest in PLX from potential acquirers, while leveraging the improved operating model of the Company.  However, action must be taken urgently and decisively.  Following the collapse of the Company’s contemplated transaction with Integrated Device Technology, Inc. (“IDTI”), pursuant to which IDTI would have acquired PLX, credible alternatives to the current unhealthy limbo can only come from a fair and thorough review of all strategic alternatives.

*   *   *

The Company’s strengthened focus and technology leadership in its core PCI Express business, $20 million annual operating expense reduction, attractive margin profile, intellectual property and undervaluation in the public market make it an attractive target of both strategic and financial interest.  It is imperative that the Board and management translate this interest into a value-maximizing transaction.

It is no secret that even prior to the announcement of the potential transaction with IDTI, PLX was losing money and under the auspices of the majority of the current Board embarked on a failed acquisition strategy that destroyed enormous shareholder value.  PLX was also facing pressure from its shareholders to sell itself.  Fellow shareholders had made the case that the combination of the emergence of PCI Express as the dominant high speed inter-connect, the strategic value of PLX’s dominant position in PCI Express switches, and the cost synergies a large acquirer could recognize, would enable the Company to achieve an acquisition value substantially higher than what the Company could achieve as a standalone business.  The IDTI transaction further demonstrated that strategic buyers could generate significant synergies from a combination with PLX.

*   *   *

All indications are that a robust and thorough evaluation of available strategic alternatives would help PLX identify far superior ways to enhance shareholder value than it could achieve as a standalone company.  Accordingly, we are puzzled by recent statements by David Raun, upon his appointment as a permanent President and CEO, that he is “…very excited about PLX’s prospects as an independent company.”  If it is indeed the case that the pursuit of this stated strategy of the Company as a standalone business is the optimal course to realizing and delivering value for shareholders, then the Board and management owe it to shareholders to explain how so.  We demand that the directors and management of PLX disclose details of their deliberations regarding any offers that the Company has received in the recent past, including interest in PLX expressed during the “go-shop” period, their assessment of the strategic alternatives available to the Company and their rationale for concluding that a rejection of such offers maximizes value for shareholders.  The Board and management must defend and explain their position why re- initiating a robust process of strategic review would not unlock maximum value for the owners of the Company.

Now, more than ever, PLX represents an attractive acquisition target for potential buyers.  Much of the work that was necessary to address issues with the Company’s bloated cost structure and failure to utilize its technological leadership position have been completed in the context of the now-abandoned IDTI transaction.  Efforts to pursue a prudent strategy by divesting of non-core businesses and streamlining expenses should help to increase PLX’s appeal to potential buyers.  The divestiture of these unprofitable businesses has had only minimal impact on revenue while helping achieve reduced annual operating expenses by about $20 million, according to Mr. Raun’s public remarks.  Mr. Raun has projected that “[a]ll significant remaining costs associated with these divested products lines will be eliminated by the end of the current quarter.”  We believe that the infusion of cash from the Entropic and Aquantia transactions has further strengthened the Company’s balance sheet and has made PLX a cleaner more attractive acquisition candidate today than during the “go-shop” period of the IDTI transaction.  Accordingly, it is imperative and urgent that the Board and management immediately engage a nationally recognized investment bank and commence a robust process of exploration and evaluation of all available strategic options and value-maximizing opportunities. (emphasis added)

32.                               In response to Potomac Capital’s letter, the Board immediately passed amendments to the Company’s Bylaws and Articles of Incorporation.  Specifically, the Board adopted three protective measures to insulate themselves from the insurgence of Potomac Capital, including: (i) permitting only the Company’s Chairman, President, or Board of Directors to call a special meeting of stockholders; (ii) instituting tighter deadlines for stockholders who want to make proposals at the Company’s annual meeting; and (iii) mandating onerous disclosure requirements regarding any stockholder led proposals.

33.                               Thereafter, on March 6, 2013, a group of stockholders, including Potomac Capital and Individual Defendnats, Singer, Colombatto, and Domenik, filed a joint filing and solicitation agreement (the “Potomac Solicitation Agreement”) with the SEC making known their intent to seek representation on the Board at the 2013 annual stockholder meeting.  In response, the Board announced that it would revise the Company’s Bylaws and Articles of Incorporation yet again “set[ting] forth certain procedural and information disclosure requirements” for stockholders seeking approval for corporate action.  Undeterred, Potomac Capital announced on April 17, 2013 that it increased its holdings of all the Company’s outstanding shares of stock from 3.4% to 4.3%. By Fall 2013, Potomac Capital and its affiliated entities in the Company swelled to 9.8% of all outstanding shares of the Company’s common stock.

E.                                    Potomac Capital Pressures The Company’s Board To Sell The Company Or Risk A Proxy Contest

34.                               Holding almost 10% of all outstanding shares in the Company and realizing that momentum was on its side, Potomac Capital wrote an open letter to its stockholders in in the fall of 2013 regarding its plans to sell the Company:

Dear Fellow PLX Stockholders,

Potomac Capital Partners II, L.P., together with its affiliates (“Potomac”), is the largest stockholder of PLX Technology, Inc. (“PLX” or the “Company”), beneficially owning approximately 9.8% of the outstanding shares of common stock of the Company.  We have nominated a slate of five highly qualified directors for election to the Board of Directors (the “Board”) at the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) because we do not believe the Board as currently constituted is acting in the best interests of stockholders.  In several public letters and private communications with certain members of management and the Board, we have clearly articulated our concerns with the Company, relating to, among other things, the Company’s historically weak operating performance and the Board’s failed acquisition strategy, resulting in substantial dilution of stockholders.  In response, the Board has failed to address the issues we have identified and appears resistant to any meaningful reconstitution of the Board, let alone a resolution that involves any incumbent Board member not standing for re-election at the Annual Meeting.

Over the past nine months, we have tried to engage with management and the Board in the hopes of avoiding a disruptive and costly election contest.  In April 2013, for example, we made a special, cross-country trip to PLX’s headquarters with the clear understanding that the purpose of our trip was to discuss our very reasonable settlement proposal of two Board seats, the formation of a strategic review committee, and the adoption of a mandatory retirement policy, which would have resulted in two directors retiring from the Board at the 2013 Annual Meeting.  When we arrived, however, we were asked to sign a non-disclosure agreement and there was no meaningful discussion about our settlement proposal, showing us their lack of interest in proactively addressing the situation.  In October 2013, with the window narrowing for the Company to schedule the 2013 Annual Meeting, we reached out again to PLX.  After several verbal discussions, in which we expressed our strong belief that the Board must be reconstituted through additions and deletions of Board members, the Company proposed terms of settlement, which included the addition of two of our director nominees but all incumbent directors standing for re-election at the Annual Meeting.  In response, we proposed the addition of three of our director nominees with two incumbent directors agreeing not to stand for re-election at the 2013 Annual Meeting.  Once again, the Company would not accept any settlement that involved any incumbent Board member not standing for re-election.

With an average tenure of over 14 years and the fact that the Board lacks any significant ownership of PLX, we are deeply frustrated by this Board’s readiness to spend stockholder capital to engage in a protracted proxy fight, rather than communicate credibly with its largest stockholder.  Based on our review of the Company’s public filings, only two of the Board’s six independent directors own any PLX common stock and of these two directors, they own, in the aggregate, less than one percent (1%) of the outstanding shares of the Company, making this Board unvested stewards of stockholder capital.  What is worse is that of the two independent directors that own any stock, one has cashed in much more of his stock than his current ownership position, reaping millions of dollars in profits.  With no real investment dollars at risk, we are concerned that the Board’s interests may not be aligned with stockholders.  We question whether they may be more focused on self-preservation instead of reaching an agreement in the best interests of stockholders.

We are resolute in our determination to ensure the Company is governed for the benefit of its stockholders.  Our interactions with the Board have left us with serious doubt as to whether minority representation on the Board is sufficient to influence critical decisions and unbind the decades-long ties that exist amongst the existing members of the Board.  We therefore intend to exercise our rights on behalf of all stockholders and are committed to take any and all actions necessary in order to unlock stockholder value.

35.                               Potomac Capital was thus determined to sell the Company or nominate directors of its own choosing at the annual stockholder meeting to be held on December 13, 2013 (the “2013 Stockholder Meeting”) who would ensure that its agenda would be put into action.

F.                                     Potomac Capital Gains Seats on The Board At The 2013 Stockholder Meeting

36.                               On December 13, 2013, the Company held the 2013 Stockholder Meeting.  At the 2013 Stockholder Meeting, stockholders were asked to make a choice between the Board’s nominees and Potomac Capital’s nominees.  While several members of the existing Board did get reelected, all three of Potomac Capital’s nominees were elected also, including Individual Defendants, Colombatto, Domenik, and Singer.  Following the election of Potomac Capital’s nominees to the Board, a sale of the Company began in earnest.

37.                               Rather than working to ensure that the Company would gain market share by expanding the Company’s business and client portfolios and achieving growth through a robust pipeline and portfolio of products, the Board instead acquiesced to the demands of its largest stockholder, Potomac Capital and agreed to commence an immediate sale of the Company.

G.                                   The Individual Defendants Agree To The Proposed Transaction

38.                               On June 23, 2014, the Company and Avago issued a joint press release announcing that Avago and PLX:

Entered into a definitive agreement under which Avago will acquire PLX, a leader in PCI Express silicon and software connectivity solutions, in an all-cash transaction valued at approximately $309 million, or $293 million net of cash and debt acquired.  Under the terms of the agreement, which was approved by the Boards of Directors of both companies, a subsidiary of Avago will commence a tender offer for all of the outstanding shares of PLX common stock for $6.50 per share in cash.  Avago expects to fund the transaction with cash available on its balance sheet.

“The core PLX PCIe silicon business fits very well with the Avago business model and broadens Avago’s portfolio serving the enterprise storage and networking end markets,” stated Hock Tan, President and Chief Executive Officer of Avago. “Following the closing of the transaction, we are excited to welcome the PLX team to Avago, and we are committed to continue to invest in the PLX PCI Express platform.”

“Once closed, this transaction will provide immediate value to our stockholders and offers new growth opportunities for our employees to develop leading-edge solutions for our customers,” said David Raun, President and Chief Executive Officer of PLX. “Following the closing of the transaction, we believe the combination with Avago is an excellent match for our leading PCI Express portfolio supporting next generation data center architectures.”

The transaction is expected to be immediately accretive to Avago’s non-GAAP earnings per share.  Avago currently anticipates driving the PLX business model to a level consistent with Avago’s long term business model by the end of fiscal year 2015, the first full fiscal year after closing.

Potomac Capital Partners II, L.P., which is the largest stockholder of PLX, certain senior members of the PLX management team and all of the directors of PLX, collectively owning approximately 14.7% of shares outstanding on fully diluted basis have executed a Tender and Support Agreement in support of the transaction.  Discovery Group I, LLC, the second largest stockholder of PLX, has informed PLX that it supports the transaction.

The transaction is subject to customary closing conditions, including the tender into the offer by PLX stockholders of shares representing at least a majority of the outstanding shares of PLX common stock on a fully diluted basis, and the receipt of relevant regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and relevant foreign antitrust laws.  It is expected that the transaction will close in the fourth quarter of Avago’s fiscal year ending November 3, 2014

39.                               While the Company’s stockholders will receive inadequate consideration for their holdings, management, and the Individual Defendants in particular, will reap substantial profits from this transaction.  For example, the executive officers of the Company have entered into separate Executive Retention Agreements and will be retained by Avago upon consummation of the Proposed Transaction.  Moreover, because the Proposed Transaction represents a “change- in-control,” the Company’s current executive officers will receive large golden parachute compensation packages.  In other words, while stockholders lose their holdings and the opportunity to enjoy the potential upside of the combined company, the Company’s executive officers along with the Individual Defendants stand to reap huge financial benefits as well as the chance to participate in the future upside of the Company.

40.                               The joint press release announcing the Merger Agreement also notes Potomac Capital, who is represented on the Board by Singer, Colombatto, and Domenik along with the Company’s senior management and directors have signed “Tender and Support Agreements” collectively agreeing to tender almost 14% of the Company’s shares in the Tender Offer.

H.                                   The Proposed Transaction Undervalues The Company

41.                               Rather than allowing the Company’s public stockholders to share in the benefits of the Company’s promising growth prospects, the Individual Defendants have acted in their own interest and to the detriment of the Company’s stockholders by entering into the Proposed Transaction.  In so doing, the Individual Defendants have agreed to a transaction that places a cap on the Company’s corporate value at a time when the Company has only begun divesting its non-core businesses and is squarely focused on expanding the market and potential clients for the Company’s truly valuable PCI Express business.  In fact, the Company has not yet reported a quarter with these changes fully implemented.

42.                               The $6.50 per share consideration also undervalues the Company.  Prior to the Proposed Transaction’s announcement, analysts were bullish on the Company’s projected stock value.  For example, Craig-Hallum Capital Group LLC and ROTH Capital Partners, LLC both rated the Company’s stock as a buy and set price indications for the Company’s stock as high as $8.00 per share, 23% higher than the

$6.50 proposed per share consideration now being offered to stockholders.  More recently, on January 17, 2014, the Company’s stock price traded as high as $6.91, $0.41 or 6% higher than the proposed consideration now offered to stockholders.  Thus, any argument by the Board that it acted reasonably and maximized stockholder value is untenable.

I.                                        The Company’s Board Impermissibly Locked-Up The Proposed Transaction

43.                               In addition to the Board agreeing to an inadequate price, the Board has impermissibly locked-up the Proposed Transaction by agreeing to several unfair deal protection devices to ensure that Avago will acquire the Company without impediment.

44.                               First, the Board has agreed to a prohibitive “no-solicitation” provision.  Under the no-solicitation provision, PLX’s management and Board are prohibited from soliciting, initiating, or knowingly facilitating or encouraging an Competing Proposal(2)

(2)                             Competing Proposal is defined in the Merger Agreement to mean “any proposal or offer from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book-value or fair-market-value basis, (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) or license by any Person of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, as determined on a book- value or fair-market-value basis, (iii) the purchase or acquisition, in any manner, directly or indirectly, by any Person of 15% or more of the issued and outstanding shares of Company Common Stock or any other Equity Interests in the Company, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of the shares of Company Common Stock or any other Equity Interests of the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Company.”

or Competing Inquiry(3), and within 4 business days from the announcement of the Merger Agreement, must demand the return of, or destruction of, confidential information the Company had previously given to any potential bidder.

45.                               Second, concurrently with the no-solicitation provision, the Board has agreed to a broad information rights provision.  Under this provision, Avago is entitled to know the identity, material terms, and conditions of any Competing Proposal or Competing Inquiry before having to submit a matching bid.  The Board is further obligated to provide any written materials it has received by a third-party bidder within 24 hours of receipt of such materials.  See Merger Agreement ¶ 5.3(c).

46.                               Third, the Board also provided Avago with unlimited matching rights, granting Avago the luxury of 4 business days to revise its proposal or persuade the Board not to change its recommendation for the Proposed Transaction if an alternative bidder submits a “Superior Proposal”(4).  This grace period to “match” an offer creates a

(3)                             Competing Inquiry is defined in the Merger Agreement to mean “any inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that may reasonably be expected to lead to a Competing Proposal.”

(4)                             Superior Proposal is defined in the Merger Agreement to mean any “unsolicited bona fide written Competing Proposal (except the references therein to “15%” shall be replaced by “85%”) made by a Third Party which was not solicited by the Company , any Company Subsidiary or any of their respective Representatives and which, in the good faith judgment of the Company Board, after consultation with its independent financial advisors and outside legal counsel, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, if any, and the Third Party making such Competing Proposal, (i) if accepted, is reasonably capable of being consummated and (ii) if consummated would in the good faith judgment of the Company Board, after consultation with the Company’s Financial Advisor, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may have been offered in writing by Parent, including pursuant to Section 5.3(f)).”

significant advantage for Avago to formulate a revised bid and discourage further competing bids from emerging in the first place.

47.                               These matching rights dissuade interested parties who have not received any confidential information from PLX from making an offer for the Company because a third-party bidder must: (i) first make an offer the Board deems superior and be willing to enter into a transaction without any due diligence; (ii) acquiesce to having its bid undermined by the Board disclosing the same information to Avago for the purpose of matching the Superior Proposal; (iii) in the event that Avago matches the third-party proposal, the third party must then formulate a Superior Proposal without having the proprietary information regarding Avago’s alternative bid; and (iv) the third-party can only win the bidding war if Avago gives up.

48.                               The Board has further reduced the likelihood of maximizing stockholder value by agreeing to a large termination fee.  The Merger Agreement provides that, upon termination of the Merger Agreement by the Company, the Company will be required to pay Avago a termination fee of $10,850,000, which essentially requires the alternative bidder to agree to pay an exorbitant premium for the right to provide the stockholders with a superior offer.

49.                               Concurrently with the signing of the Merger Agreement, Avago obtained the support of the Company’s directors, executive officers, and Potomac Capital.  The Company’s directors, executive officers, and Potomac Capital have signed “Tender and Support Agreements” pursuant to which they will tender their shares in the Tender Offer.

The Tender and Supporting Agreements represent approximately 14% of all the Company’s outstanding shares of stock.  In addition, Avago obtained the support of the Company’s then-second-largest shareholder, Discovery Group I, LLC, which held approximately 8.1% of the Company’s outstanding shares.(5)  Thus, because almost 22.8% of the Company’s outstanding shares were committed to the Offer, it was highly improbable that any alternative bids would emerge to challenge Avago’s inadequate offer.

50.                               Ultimately, these deal protection devices restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company.  The circumstances under which the Board may respond to an unsolicited alternative acquisition proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances.  Likewise, these provisions will foreclose the new bidder from providing the needed market check on Avago’s inadequate offer.

THE INDIVIDUAL DEFENDANT’S FIDUCIARY DUTIES

51.                               By reason of the Individual Defendants’ positions with the Company as directors and/or officers, said individuals are in a fiduciary relationship with Plaintiff and the other public stockholders of the Company and owe Plaintiff and the other members of the Class the duties of loyalty, due care, and good faith.

(5)                             Discovery Group I, LLC sold all of its Company shares pursuant to an Amendment to a Schedule 13D filed on June 23, 2014.

52.                               By virtue of their positions as directors and/or officers of the Company, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause the Company to engage in the practices complained of herein.

53.                               Each of the Individual Defendants is required to act in good faith, in the best interests of the Company’s stockholders and with such care, including reasonable inquiry, as would be expected of an ordinary prudent person.  In a situation where the directors of a publicly traded company undertake a transaction that may result in a change-in-control, the directors must take all steps reasonably required to obtain the best value for stockholders rather than use a change-in-control to benefit their own interests.  To diligently comply with this duty, the directors of a corporation may not take any action that:

a.                                      Adversely affects the value provided to the corporation’s stockholders;

b.                                      Contractually prohibits them from complying with or carrying out their fiduciary duties;

c.                                       Discourages or inhibits alternative offers to purchase control of the corporation or its assets;

d.                                      Adversely affected their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s stockholders; or

e.                                       Provide the Individual Defendants with preferential treatment at the expense of, or separate from, the public stockholders.

54.                               In accordance with their duties of loyalty and good faith, the Individual Defendants were obligated to refrain from:

a.                                      Participating in any transaction where the Individual Defendants’ loyalties are divided;

b.                                      Participating in any transaction where the Individual Defendants receive, or are entitled to receive, a personal financial benefit not equally shared by the public stockholders of the corporation;

c.                                       Participating in any transaction where the Individual Defendants receive, or are entitle to receive, a personal financial benefit not equally shared by the public stockholders of the corporation; and or

d.                                      Unjustly enriching themselves at the expense or to the detriment of the public stockholders.

55.                               As discussed supra, Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty, due care, and good faith owed to Plaintiff and other public stockholders of PLX.

CLASS ACTION ALLEGATIONS

56.                               Plaintiff brings this action pursuant to Court of Chancery Rule 23, individually and on behalf of the holders of the common stock of the Company, who have been and/or will be harmed as a result of the wrongful conduct alleged herein.  The Class excludes Defendants herein, and any person, firm, trust, corporation or other entity related to, or affiliated with, any of the Defendants.

57.                               This action is properly maintainable as a class action.

58.                               The Class is so numerous that joinder of all members is impracticable.  As of June 20, 2014, the Company had over 45,938,899 million shares of common stock outstanding.  Members of the Class are scattered geographically and are so numerous that it is impracticable to bring them all before this Court.

59.                               Questions of law and fact exist that are common to the Class, including, among others:

a.                                      Whether the Individual Defendants have fulfilled, and are capable of fulfilling, their fiduciary duties of loyalty, good faith, and due care owed to Plaintiff and the Class;

b.                                      Whether the Individual Defendants have acted in a reasonable manner designed to maximized stockholder value;

c.                                       Whether the Individual Defendants are acting in furtherance of their own self-interest to the detriment of the Class;

d.                                      Whether the Individual Defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets;

e.                                       Whether Avago and/or Merger Sub have aided/abetted the Individual Defendants’ breaches of fiduciary duty; and

f.                                        Whether Plaintiff and the other members of the Class will be irreparably harmed if Defendants are not enjoined from continuing the conduct described herein.

60.                               Plaintiff is committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature.  Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class.  Accordingly, Plaintiff is an adequate representative for the Class and will fairly and adequately protect the interests of the Class.

61.                               The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

62.                               Therefore, preliminary and final injunctive relief on behalf of the Class as a whole is entirely appropriate because Defendants have acted, or refused to act, on grounds generally applicable and causing injury to the Class.

COUNT I

Claim for Breach of Fiduciary Duties Against the Individual Defendants

63.                               Plaintiff repeats and realleges each and every allegation set forth herein.

64.                               The Individual Defendants have violated the fiduciary duties owed to the public stockholders of PLX and have acted to put their personal interests ahead of the interests of PLX’s public stockholders or acquiesced in those actions by fellow

Defendants.  These Defendants have failed to take adequate measures to ensure that the interests of PLX’s stockholders are properly protected and have embarked on a process that fails to maximize stockholder value.

65.                               By the acts, transactions, and courses of conduct alleged herein, these Defendants, individually and acting as a part of a common plan, will unfairly deprive Plaintiff and other members of the Class of the true value of their PLX investment.  Plaintiff and other members of the Class will suffer irreparable harm unless the actions of these Defendants are enjoined and a fair process is substituted.

66.                               By reason of the foregoing acts, practices, and courses of conduct, the Individual Defendants have failed to exercise loyalty, due care, and good faith in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

67.                               As a result of the actions of the Individual Defendants, Plaintiff and the Class have been, and will be, irreparably harmed in that they have not, and will not, receive their fair portion of the value of their PLX stock and businesses, and will be prevented from obtaining a fair price for their common stock.

68.                               Unless enjoined by this Court, the Individual Defendants will continue to breach the fiduciary duties owed to Plaintiff and the Class and may consummate the Proposed Transaction to the disadvantage of the public stockholders.

69.                               Plaintiff and the members of the Class have no adequate remedy at law.  Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that these actions threaten to inflict.

COUNT II

Claim Against Avago and Merger Sub for Aiding Abetting the
Individual Defendants’ Breaches of Fiduciary Duties

70.                               Plaintiff repeats and realleges each and every allegation set forth herein.

71.                               The Individual Defendants breached their fiduciary duties to the Company’s public stockholders by the wrongful actions alleged herein.

72.                               Such breaches of fiduciary duties could not, and would not, have occurred but for the conduct of Avago and Merger Sub, which, therefore, aided and abetted such breaches of fiduciary duty through entering into the Proposed Transaction.

73.                               Avago and Merger Sub had knowledge that they were aiding and abetting the Individual Defendants’ breaches of fiduciary duties to PLX’s public stockholders.

74.                               Avago and Merger Sub rendered substantial assistance to the Individual Defendants in their breaches of their fiduciary duties to PLX’s stockholders.

75.                               As a result of PLX’s and Merger Sub’s conduct of aiding and abetting the Individual Defendants’ breaches of fiduciary duties, Plaintiff and the other members of the Class have been, and will be, damaged in that they have been, and will be, prevented from obtaining a fair price for their shares.

76.                               As a result of the unlawful actions of Avago and Merger Sub, Plaintiff and the other members of the Class will be irreparably harmed in that they will be prevented from obtaining the fair value of their equity ownership in the Company.  Unless enjoined by the Court, Avago and Merger Sub will continue to aid and abet the Individual Defendants’ breaches of their fiduciary duties owed to Plaintiff and the members of the Class, and will aid and abet a process that inhibits the maximization of stockholder value.

77.                               Plaintiff and the other members of the Class have no adequate remedy at law.  Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment and relief, including injunctive relief, in his favor and in favor of the Class, and against the defendants as follows:

A.                                    Certifying this case as a class action, certifying Plaintiff as Class representative and his counsel as Class counsel;

B.                                    Enjoining the Defendants and all those acting in concert with them from consummating the Proposed Transaction;

C.                                    To the extent that the Proposed Transaction is consummated before this Court’s entry of final judgment, rescinding it and setting it aside or awarding rescissory damages;

D.                                    Enjoining the Individual Defendants from initiating any defensive measures that would inhibit their ability to maximize value for PLX’s public stockholders;

E.                                     Directing defendants to account to Plaintiff and the Class for all damages suffered by them as a result of Defendants’ wrongful conduct alleged herein;

F.                                      Awarding Plaintiff the costs, expenses, and disbursements of this action, including any attorneys’ and experts’ fees and expenses and, if applicable, pre-judgment and post-judgment interest; and

G.                                    Awarding Plaintiff and the Class such other relief as this Court deems just, equitable, and proper.

Dated: July 2, 2014	ANDREWS & SPRINGER, LLC

	By:	/s/ Peter B. Andrews
Peter B. Andrews (# 4623)
Craig J. Springer (# 5529)
3801 Kennett Pike
Building C, Suite 305
Wilmington, DE 19807
Tel.: (302) 504-4957
Fax: (302) 397-2681

Counsel for Plaintiff David L. Price

Of Counsel:

WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
Gregory M. Nespole
Benjamin Y. Kaufman
270 Madison Avenue
New York, NY 10016
Tel.: (212) 545-4600
Fax: (212) 545-4653

Counsel for Plaintiff David L. Price